FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTTACT
January 18, 2008	Vito S. Pantilione, President and CEO Robert A. Kuehl, Senior Vice President, CFO (856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR 2007

Washington Township, New Jersey- January 18, 2008- Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced fourth quarter earnings of $1.5 million, or $0.41 per diluted share, representing increases of $255,000, or 21.0%, and $0.07 per diluted share, or 20.6%, respectively, above the results of the comparable quarter of 2006. For the full year ended December 31, 2007, net income amounted to record earnings of $5.9 million, or $1.63 per diluted share, representing increases of $1.2 million, or 26.6%, and $0.36 per diluted share, or 28.4%, above the comparable period of 2006. The earnings improvement for both the fourth quarter and full year 2007 was primarily driven by continued growth in the commercial loan portfolio and solid credit quality in the loan portfolio. Additionally, earnings for the full year were favorably impacted by insurance reimbursements associated with repossessed assets.

Total assets of $460.1 million at December 31, 2007 increased $100.1 million, or 27.9%, from $360.0 million at December 31, 2006. Continued strong loan growth, primarily commercial loans, accounted for the majority of the increase as total loans of $408.4 million at December 31, 2007 increased by $97.8 million, or 31.5%, from $310.6 million at December 31, 2006. Strong business development during the past year and the addition of the Philadelphia office in 2006 were significant contributors to the growth. Total investment securities of $33.7 million at December 31, 2007 increased $5.3 million, or 18.5%, from $28.5 million at December 31, 2006.

Total deposits amounted to $379.5 million at December 31, 2007 as compared to $289.9 million at December 31, 2006, resulting in an increase of $89.6 million, or 30.9%. Increases in time deposits of $69.3 million and money market accounts of $11.4 million accounted for the majority of the change from year-end 2006 to year-end 2007. Total stockholders’ equity of $36.8 million at December 31, 2007, represented an increase of $6.1 million, or 19.7%, from the December 31, 2006 level due mainly to the record level of earnings in 2007.

For the quarter ended December 31, 2007, net interest income of $3.8 million increased by $396,000, or 11.5%, from the comparable quarter of 2006. Growth in interest-earning assets, primarily the commercial loan portfolio, was the major contributor to the increase in net interest income. This increase was partially offset by lower loan yields in the commercial loan portfolio attributed to a recent 100 basis point drop in the prime rate in response to the Federal Reserve lowering the fed funds rate on three different occasions over the past four months. However, the prime rate reduction on commercial loans was not accompanied by a corresponding decline in the interest rates on retail and brokered deposits that fund the loans. For the year ended December 31, 2007, net interest income of $15.6 million increased by $2.1 million, or 15.9%, from the comparable period of 2006, driven mainly by the growth in commercial loans and again partially offset by the lower yields associated with the decline in the prime rate experienced during the last four months of 2007 and the generally higher cost time deposits throughout the year.

Interest income of $8.6 million for the fourth quarter of 2007 increased by $1.7 million, or 23.6%, from the comparable quarter of 2006. The increase was attributable primarily to continued growth in average interest-earning assets, principally commercial loans, and was partially offset by a decline in the yield on average interest-earning assets. Average loans outstanding amounted to $395.1 million in the fourth quarter of 2007, which represented an increase of $88.4 million, or 28.8%, from the comparable quarter of 2006. The yield on interest-earning assets in the fourth quarter of 2007 of 7.90% decreased from 8.18% for the comparable quarter of 2006. The decline in the yield was due principally to a 100 basis point reduction in prime-based commercial loans over the past four months.

For the full year ended December 31, 2007, interest income of $33.2 million was $7.7 million, or 30.3%, above the level of the comparable period of 2006. This was attributable to average interest-earning assets of $401.9 million for the full year 2007 increasing by $85.6 million, or 27.1%, above the average for the prior comparable period coupled with a 21 basis point increase in the yield on those assets. The yield on loans held fairly steady through most of the year, but the 28 basis point decline noted in the previous paragraph during the fourth quarter of 2007 partially offset the higher average level of interest-earning assets.

Interest expense of $4.8 million for the fourth quarter of 2007 increased by $1.3 million, or 35.5%, due to an increase in average interest-bearing liabilities and higher interest rates on retail deposits, brokered deposits and borrowed funds. The average rate paid on interest-bearing liabilities, which is mainly comprised of interest-bearing deposits, increased to 4.93% for the quarter ended December 31, 2007, from 4.69% for the comparable quarter of 2006. As previously mentioned, interest rates paid on retail deposits, in particular, and brokered deposits have declined only modestly during the past four months despite the 100 basis point drop in the prime rate. The interest rates paid for retail certificates of deposit continue to remain very competitive as troubled financial institutions, brokerage firms and selected regional banks with whom the Company must remain competitive continue to pay very high rates on short-term certificates of deposit to address liquidity issues and retain customer deposits.

For the full year ended December 31, 2007, interest expense of $17.6 million increased by $5.6 million, or 46.4%, as the average rate paid for the full year 2007 on interest-bearing liabilities increased to 4.92% in the full year 2007 from 4.33% for the comparable period of 2006. Interest rates paid for all retail and brokered deposits have increased year over year as interest rates paid on short term funding remain relatively high compared to changes in market interest rates.

The net interest margin of 3.52% for fourth quarter of 2007 declined from 4.04% in the comparable quarter of 2006 principally due to a decline of 100 basis points in the prime rate for prime-based loans within the commercial loan portfolio coupled with greater reliance on higher cost time deposits to fund the significant loan growth during the past year. The net interest margin of 3.88% for the full year ended December 31, 2007 declined from 4.25% for the comparable period of 2006 and was also mainly attributable to an increase in rates for time deposits to fund loan growth during the past year and the decline in loan yields associated with the recent 100 basis point decline in the prime rate. As a result of the recent lowering of the prime rate in response to the fed funds rate reductions and possible further future interest rate reductions, margin compression will continue to impact the net interest margin and corresponding net interest income in 2008. There will also be an opportunity to reduce the interest rates paid on retail and brokered deposits during 2008 due to the significant level of deposits that mature and are expected to be replaced at lower interest rates.

The provision for loan losses amounted to $265,000 for the fourth quarter of 2007 as compared to $166,000 for the comparable quarter of 2006. The provision for loan losses for the full year ended December 31, 2007 amounted to $1.2 million versus $940,000 for the comparable period of 2006. This increase of $221,000, or 23.5%, was driven entirely by the strong loan growth achieved in 2007. The allowance for loan losses amounted to $5.7 million, or 1.40%, of total gross loans at December 31, 2007 as compared to $4.5 million, or 1.45%, of total gross loans at December 31, 2006. The level of nonperforming loans at December 31, 2007, which were all well-collateralized, amounted to $1.9 million as compared to $788,000 at December 31, 2006.

Noninterest income of $444,000 for the fourth quarter of 2007 increased by $200,000, or 81.8%, from the comparable quarter of 2006. This increase was mainly related to higher commercial loan fees, higher deposit service charges associated with increased customer accounts and an insurance reimbursement for prior years’ expenses associated with repossessed assets. For the full year ended December 31, 2007 noninterest income amounted to $1.5 million, which represented an increase of $634,000, or 74.0%, above the comparable period of 2006. An increase in commercial loan fees, a gain on the sale of a repossessed property in the second quarter of 2007 and insurance reimbursements for prior years’ expenses associated with repossessed assets accounted for the year over year increase.

Noninterest expense amounted to $1.7 million for the fourth quarter of 2007, which was essentially unchanged from the comparable quarter of 2006. For the full year ended December 31, 2007, noninterest expense amounted to $6.3 million, which was $498,000, or 8.5%, above the level of 2006. The expense increase for the twelve month period of 2007 was primarily attributable to additional staffing and associated expenses for the new retail branch in Philadelphia opened in the third quarter of 2006 and the new loan production offices in Millville, New Jersey and Havertown, Pennsylvania that were opened in the third quarter of 2006 and September of 2007, respectively. In addition, FDIC insurance expense rose dramatically in 2007 as the FDIC increased their assessment rates to member banks in July.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “The Company was able to report record earnings in 2007 as continued strong loan growth, ongoing expense control and solid credit quality contributed to another year of strong financial results. While we were disappointed with the margin compression that occurred in the fourth quarter, we plan to reduce our funding costs in 2008 through the favorable re-pricing of maturing retail and brokered deposits and greater reliance on Federal Home Loan Bank Advances. 2008 will present another challenging year for the banking industry and Parke Bancorp due to the many uncertain events presently associated with the financial markets and the economy. I am cautiously optimistic that we can continue to perform well despite the many challenges currently facing our industry.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank has loan production offices in Millville, New Jersey and Havertown, Pennsylvania. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	December 31, 2007	December 31, 2006	Change %
	(In thousands)	(In thousands)
Total assets	$460,135	$359,997	27.9%
Cash and cash equivalents	9,178	11,261	(18.5)%
Investment securities	33,711	28,454	18.5%
Total Loans	408,389	310,555	31.5%
Deposits	379,480	289,929	30.9%
Borrowings	40,322	34,851	15.7%
Stockholders’ equity	36,765	30,709	19.7%

SELECTED FINANCIAL RATIOS

	4th Quarter	4th Quarter	12 Months Ended	12 Months Ended
	2006	2006	Dec. 31, 2007	Dec. 31, 2006
Return on average assets	1.30%	1.36%	1.41%	1.41%
Return on average equity	16.09%	15.63%	17.18%	15.68%
Interest rate spread	2.97%	3.49%	3.33%	3.73%
Net interest rate margin	3.52%	4.04%	3.88%	4.25%
Efficiency ratio	39.9%	45.2%	38.7%	40.7%

SELECTED OPERATIONS DATA

	4th Quarter	4th Quarter	12 Months Ended	12 Months Ended
	2007	2006	Dec. 31, 2007	Dec. 31, 2006

Interest and dividend income	$8,646	$6,995	$33,186	$25,475
Interest expense	4,797	3,542	17,595	12,022
Net interest income	3,849	3,453	15,591	13,453
Provision for loan losses	265	166	1,161	940
Net interest income after
provision for loan losses	3,584	3,287	14,430	12,513
Non-interest income	444	244	1,491	857
Non-interest expense	1,655	1,672	6,325	5,827
Income before income taxes	2,373	1,859	9,596	7,543
Provision for income taxes	908	649	3,744	2,919
Net income	1,465	1,210	5,852	4,624

Basic income per share	0.46	0.39	1.85	1.49
Diluted income per share	0.41	0.34	1.63	1.27

Weighted shares – basic	3,161,452	3,091,109	3,156,114	3,094,810
Weighted shares – diluted	3,562,615	3,580,112	3,593,682	3,635,073

Note that basic and diluted shares shown above for 2006 and the resulting calculation of earnings per share reflect the 10% stock dividend effective April 23, 2007.

ASSET QUALITY DATA

	December 31,	December 31,
	2007	2006
	(In thousands)	(In thousands)
Allowance for loan losses	$5,706	$4,511
Percentage of allowance for
loan losses of total loans	1.40%	1.45%
Non-accrual loans	$1,849	$788
Repossessed assets	$400	$1,710

	Three Months Ended
	December 31, 2007			December 31, 2006
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Assets
Loans	$395,120,672	$8,115,936	8.15%	$306,766,647	$6,579,780	8.51%
Investment securities	33,676,676	467,667	5.51	28,590,418	363,869	5.05

Federal funds sold and money markets	5,358,188	63,044	4.67	3,952,272	50,916	5.11
Total interest-earning assets	434,155,536	$8,646,647	7.90	339,309,336	$6,994,565	8.18

Allowance for loan loss	(5,487,787)			(4,454,683)
Other assets	17,945,538			17,207,093
Total assets	$446,613,287			$352,061,745

Liabilities and Shareholders' Equity
NOWs	10,405,949	69,935	2.67%	8,774,327	33,836	1.53%
Money markets	28,912,635	310,622	4.26	21,781,625	226,569	4.13
Savings	30,537,199	290,673	3.78	25,361,107	235,774	3.69
Time deposits	159,470,743	2,041,412	5.08	123,162,588	1,508,688	4.86
Brokered CDs	112,782,810	1,475,153	5.19	81,063,142	1,001,129	4.90
Total interest-bearing deposits	342,109,335	4,187,795	4.86	260,142,789	3,005,996	4.58
Borrowings	44,134,374	609,494	5.48	39,589,558	535,709	5.37
Total interest-bearing liabilities	386,243,708	$4,797,289	4.93	299,732,347	$3,541,705	4.69

Non-interest bearing demand deposits	20,370,095			17,959,793
Other liabilities	3,869,701			3,652,192
Shareholders' equity	36,129,783			30,717,414
Total liabilities and shareholders' equity	$446,613,287			$352,061,745

Net interest income		$3,849,358			$3,452,860

Interest rate spread			2.97%			3.49%

Net interest margin			3.52			4.04%

	For the year ended
	December 31, 2007			December 31, 2006
	Average Balance	Interest	Yield	Average Balance	Interest	Yield

Assets
Loans	$365,883,596	$31,231,846	8.54%	$286,691,237	$23,992,706	8.37%
Investment securities	31,267,234	1,707,954	5.46	26,773,561	1,341,093	5.01

Federal funds sold	4,788,170	246,667	5.15	2,856,403	141,677	4.96
Total interest-earning assets	401,939,001	$33,186,467	8.26	316,321,202	$25,475,475	8.05

Allowance for loan loss	(5,097,897)			(4,051,271)
Other assets	18,053,559			16,232,946
Total assets	$414,894,662			$328,502,876

Liabilities and Shareholders' Equity
NOWs	8,685,269	164,707	1.90%	9,910,867	152,615	1.54%
Money markets	26,080,629	1,135,954	4.36	16,657,111	598,721	3.59
Savings	27,773,680	1,037,514	3.74	28,991,340	1,011,979	3.49
Time deposits	155,283,736	7,909,356	5.09	111,666,028	5,018,208	4.49
Brokered CDs	100,096,806	5,172,254	5.17	76,374,003	3,450,494	4.52
Total interest-bearing deposits	317,920,119	15,419,785	4.85	243,599,350	10,232,017	4.20
Borrowings	39,501,916	2,175,568	5.51	34,321,077	1,790,512	5.22
Total interest-bearing liabilities	357,422,035	$17,595,354	4.92	277,920,427	$12,022,529	4.33

Non-interest bearing demand deposits	19,590,524			18,174,192
Other liabilities	3,810,118			2,921,844
Shareholders' equity	34,071,986			29,486,413
Total liabilities and shareholders' equity	$414,894,662			$328,502,876

Net interest income		$15,591,113			$13,452,946

Interest rate spread			3.33%			3.73%

Net interest margin			3.88%			4.25%